Exhibit 99.1
/ CORRECTION - Quicksilver Resources Increases 2007 Capital Budget

FORT WORTH, TX (Marketwire - September 24, 2007)– In the news release, "Quicksilver Resources Increases 2007 Capital Budget," issued earlier today by Quicksilver Resources (NYSE: KWK), we are advised by the company that the third sentence of the fifth paragraph should read "Fourth-quarter volumes are projected to average in the range of 195 MMcfe to 205 MMcfe per day, reflecting the divestment of approximately 75 MMcfe per day of volumes from Michigan, Indiana and Kentucky with an assumed effective date of November 1, 2007, partially offset by increasing volumes from the Fort Worth Basin" rather than "Fourth-quarter volumes are projected to average in the range of 210 MMcfe to 220 MMcfe per day, reflecting the divestment of approximately 75 MMcfe per day of volumes from Michigan, Indiana and Kentucky with an assumed effective date of November 1, 2007, partially offset by increasing volumes from the Fort Worth Basin." The second paragraph has also been revised. Complete corrected text follows.

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources Increases 2007 Capital Budget
Increases Forecast for Texas Production

FORT WORTH, TEXAS (September 24, 2007)– Quicksilver Resources Inc. (NYSE: KWK) announced that its board of directors has unanimously approved a revised 2007 capital budget of $810 million, representing an increase of $200 million or approximately 33 percent from the initial budget of $610 million.  The company also announced that it expects reported daily production volumes for 2007 to still average nearly 210 million cubic feet of natural gas equivalents (MMcfe), despite the previously announced divestment of volumes from Michigan, Indiana and Kentucky with an assumed effective date of November 1, 2007, due to an increase in expected production volumes in Texas.

“Efficiency gains by our operating team in the Fort Worth Basin have enabled Quicksilver to expand the Barnett Shale drilling program to more than 200 wells this year without increasing our 14-rig utilization,” said Glenn Darden, Quicksilver president and chief executive officer.  “As a result of this increased drilling activity, we anticipate production volumes in Texas to increase at a greater rate than previously projected.”
The $200 million increase in the 2007 capital budget includes approximately $150 million for drilling, approximately $40 million for leasehold acquisitions, approximately $5 million for gathering and processing facilities and approximately $5 million for corporate expenditures.  Nearly all of the budget increase is expected for activities in the Fort Worth Basin.

Update on BreitBurn Transaction

Quicksilver has determined that the previously announced transaction to contribute all of its properties and facilities in Michigan, Indiana and Kentucky to BreitBurn Operating L.P. will be treated as continuing operations for financial reporting purposes.  The transaction will be effective at closing, which is expected to occur by November 1, 2007.

Production Guidance

As a result of the increased drilling activity coupled with the revised accounting treatment for the BreitBurn transaction, Quicksilver updated its expectations for reported production volumes for the remainder of 2007.  Third-quarter production volumes are projected to average in the range of 220 MMcfe to 230 MMcfe per day.  Fourth-quarter volumes are projected to average in the range of 195 MMcfe to 205 MMcfe per day, reflecting the divestment of approximately 75 MMcfe per day of volumes from Michigan, Indiana and Kentucky with an assumed effective date of November 1, 2007, partially offset by increasing volumes from the Fort Worth Basin.

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NEWS RELEASE
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About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; effects of hedging natural gas and crude oil prices; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Quicksilver Resources Inc.
Rick Buterbaugh
(817) 665-4835

KWK 07-15

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